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                                                                     Exhibit 8.1

                                  July 6, 1998



Synetic, Inc.
River Drive Center 2
669 River Drive
Elmwood Park, NJ 07407-1361


                         Merger of Point Plastics, Inc.
                                 with and into
                               Acquisition Corp.
                         ------------------------------


 Ladies and Gentlemen:


          We have acted as special counsel to Synetic, Inc., a Delaware corporation (the "Parent") in connection with (i) the proposed merger (the "Merger") of Point Plastics, Inc., a California corporation (the "Company"), with and into Plastics Acquisition Corp., a Delaware corporation (the "Purchaser") which is a wholly-owned, directly held subsidiary of Parent, and
(ii) the preparation and filing of the Parent -- Company Proxy Statement/Prospectus dated July 6, 1998. The Merger will be effected pursuant to an Agreement and Plan of Merger, dated as of March 6, 1998, as amended on May 22, 1998 (the "Merger Agreement"), among the Parent, the Company and the Purchaser. Unless otherwise defined, capitalized terms used herein have the meaning assigned to them in the Merger Agreement.

          In delivering our opinions, we have reviewed the Merger Agreement and the documents attached as Exhibits thereto and have assumed that the representations and warranties therein are true and correct and that the parties have complied with and, if applicable, will comply with the covenants contained therein. In addition, we have reviewed the Parent -- Company Proxy Statement/Prospectus and have assumed that the statements therein are and will remain true, correct and complete. Any variation or difference in the facts
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Synetic, Inc.                          2                           July 6, 1998


from those set forth or assumed either herein or in the Parent -- Company Proxy Statement/Prospectus may affect the conclusions stated herein. We have also assumed that representations will be made by Parent and the Company in letters to us substantially in the forms of Exhibits 5.14(a) and (b) to the Merger Agreement and have assumed that such representations will be true and accurate as of the Effective Time.

          Based upon the foregoing, in reliance thereon and subject thereto, and based upon the Internal Revenue Code of 1986, as amended (the"Code"), the Treasury Regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service, and other administrative pronouncements, all as in effect on the date hereof, and assuming that the Merger and related transactions will take place in accordance with the terms of the Merger Agreement, it is our opinion that:

          1. The Merger will be treated for United States federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code; and

          2. Each of the Parent, the Purchaser and the Company shall be a party to the reorganization within the meaning of Section 368(b).

          It is also our opinion that each of the discussions in the Parent -- Company Proxy Statement/Prospectus under the captions "SUMMARY -- Material Federal Income Tax Consequences" and "THE MERGER -- Material Federal Income Tax Consequences," insofar as each constitutes statements of United States federal income tax law or legal conclusions, subject to the assumptions, limitations and qualifications set forth therein, is a fair and accurate summary of such matters. There can be no assurance that contrary positions may not be asserted by the Internal Revenue Service.

          No opinion is expressed as to any matter not specifically addressed above, including the accuracy of the representations or reasonableness of the assumptions relied upon by us in rendering the opinion set forth above. The opinion is furnished to you solely for your exclusive use, and it may not be distributed, published, or relied upon by any other person without our prior written consent. Our opinion is based on current United States federal income tax law and administrative practice, and we do not undertake to advise you as to any future changes in United States federal income tax law or administrative practice that may affect our opinion unless we are specifically retained to do so.

          We consent to the filing of this opinion as an exhibit to the Parent -- Company Proxy Statement/Prospectus and to the reference to Shearman & Sterling under the caption "THE MERGER -- Material Federal Income Tax Consequences" in the Parent -- Company Proxy Statement/Prospectus.
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Synetic, Inc.                          3                           July 6, 1998

                                         Very truly yours,





MKW/AFS
326381